Exhibit 10.1



                              TRANSITION AGREEMENT
                              --------------------


     TRANSITION AGREEMENT (the "Agreement"), made this 21st day of January, 2005 is entered into by and among CompuDyne Corporation, a Nevada corporation ("Parent"), Norment Security Group, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the "Employer"), and Jon Lucynski (the "Employee").

     In consideration of the mutual covenants and promises contained herein, the parties, intending to be legally bound hereby, agree as follows:

     1. Employment Transition. Employer shall transition Employee's employment, and Employee hereby accepts the transition of his employment with the Employer, in return for the covenant not to compete and upon the other terms set forth in this Agreement. The period of this Agreement shall commence on February 1, 2005 (the "Commencement Date") and end on the second anniversary of the Commencement Date (the "Initial Transition Period"), unless sooner terminated in accordance with the provisions hereof.

     2. Compensation; Bonus; Responsibilities; Benefits. The terms of Employee's employment during the Transition Period shall be as attached on Exhibit A. The Employee hereby agrees to undertake the duties and responsibilities described in Exhibit A and such related duties and responsibilities as the CEO or COO of Parent or his designee shall from time to time reasonably assign to him. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Parent and the Employer and any changes therein which may be adopted from time to time by the Parent or the Employer. In the event of the death or disability of Employee, Employee or his estate shall be paid the compensation otherwise payable hereunder for an additional 60 days after the date of such death or disability. As used in this Agreement, the term "disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period, to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician selected by Parent.

     3. Non-Compete; Non-Solicitation; Non-Disparagement.

     a. During the period the Employee is employed by the Employer, the Parent or any affiliate of the Parent and for a period of three years after the termination or expiration thereof, the Employee will not:

     (i) compete, directly or indirectly, with any business of Employer or the Parent or any affiliate of Parent and the Employee shall not assist any other person to do so; or be a proprietor, equity holder, investor (except as an investor holding not more than 1% of the capital stock or other securities of a publicly held company), lender, partner, director, officer, employee, consultant or representative of any person who does or attempts to do so; or

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     (ii) directly or indirectly recruit, solicit, induce, or attempt to induce any of the employees or independent contractors of the Parent, the Employer or any of their affiliates to terminate their employment or contractual relationship with the other party or any such affiliate; and the Employee shall not assist any other person to do so, or be a proprietor, equity holder, investor (except as an investor holding not more than 1% of the capital stock or other securities of a publicly held company), lender, partner, director, officer, employee, consultant or representative of any person who does or attempts to do so; or

     (iii) directly or indirectly solicit, divert, take away, or attempt to divert or take away, from the Parent, the Employer or any of their affiliates any of their business or patronage of their customers, clients, accounts, vendors or suppliers, and the Employee shall not assist any other person to do so, or be a proprietor, equity holder, investor (except as an investor holding not more than 1% of the capital stock or other securities of a publicly held company), lender, partner, director, officer, employee, consultant or representative of any person who does or attempts to do so; or

     (iv) make any negative or disparaging statements or communications regarding Employer, Parent, any of their affiliates or employees or any product or service offered by Employer, Parent or any of their affiliates.

     (v) the Employee, during the "non-compete" period, is expressly permitted to be employed by a General Contractor in the construction industry, even though the General Contractor may engage subcontractors that compete with CompuDyne, as long as that General Contractor or its affiliates is not in the business of directly supplying the types of security related products and services that CompuDyne provides.

     b. If any restriction set forth in this Section 3 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

     c. The restrictions contained in this Section 3 are necessary for the protection of the business and goodwill of the Employer and the Parent and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 3 will cause the Employer and the Parent substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Employer and the Parent shall have the right to seek specific performance and injunctive relief.

     4. Proprietary Information and Developments.

     a. Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of the Parent or the Employer or the business or financial affairs of any entity affiliated with the Parent or the Employer (collectively, "Proprietary Information") is and shall be the exclusive property of the Parent and the Employer, respectively. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, software, and customer and supplier lists. Employee will not disclose any Proprietary Information to others outside the Employer or the Parent or use the same for any unauthorized purposes without written approval, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

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     b. Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Employer and the Parent to be used by the Employee only in the performance of his duties for the Employer and the Parent and shall be returned by Employee upon termination of his employment.

     c. Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Employer and Parent or suppliers to the Employer and Parent or other third parties who may have disclosed or entrusted the same to the Employer, Parent or to the Employee in the course of the Employer's or the Parent's business.

     5. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party as set forth below:

                           a.       If to Parent:

                                    CompuDyne Corporation
                                    2530 Riva Road, Suite 201
                                    Annapolis, Maryland 21401
                                    Attention:  Chief Financial Officer

                           b.       If to Employer:

                                    Norment Security Group, Inc.
                                    3224 Mobile Highway
                                    Montgomery, AL  36108
                                    Attention:  Vice President of Finance

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                           c.       If to Employee:

                                    P.O. Box 241614
                                    Montgomery, AL  36124

     6. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

     7. Amendment. This Agreement may be amended or modified only by a written instrument executed by the Parent, the Employer and the Employee.

     8. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Alabama.

     9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Employer or the Parent may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

     10. Miscellaneous.

     a. No delay or omission by the Parent or the Employer in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Parent or the Employer on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     b. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.


                                  COMPUDYNE CORPORATION


                                  By:________________________________

                                  Title:_______________________________

                                  NORMENT SECURITY GROUP, INC.


                                  By:________________________________



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                                  Title:_______________________________


                                  ___________________________________
                                  Jon Lucynski



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                             EXHIBIT A


Targeted initiation date:   February 1, 2005

Salary, bonus, hours:       First three months - paid at an annual
                            rate of $283,237 ("base salary").
                             Expected work time = 100% of "normal"
                             workweek of 40 - 50 hours.

                            Next six months - paid at an annual rate of $254,913. Expected work time = 33 hours per week, of which up to 10 hours may be from home.

                            Next fifteen months - paid at an annual
                            rate of $127,457.  Expected work time =
                            25% of "normal."

                            Actual amount of expected work time will be determined by Mo Boukelif, but will not affect other rights and benefits. If it is determined that Lucynski's efforts are not required, then bonus will be treated as earned.

                            Any hours requested to be worked in excess of the "expected work time" will be compensated at a gross rate of $150 per hour or $1500 per full day out of town.
                            No excess hours will be worked unless
                            specifically requested in advance by
                            either the COO or CEO of CompuDyne.

Bonus determination:        Balance of salary and bonus will be a
                            bonus, of up to i) $10,621 per quarter
                            for the first three quarters and ii)
                            $5,311 per quarter for the next five
                            quarters, payable quarterly, based on the following two components:

                                      One-half based on ISS bookings.
                                      Target objective will be $15
                                      million per quarter on a
                                      cumulative basis.  Calculation
                                      will be cumulative within each
                                      year of this arrangement so
                                      that if a bonus is not achieved
                                      in a particular quarter it can
                                      be earned in subsequent
                                      quarters during the year

                                      One-half based on subjective
                                      determination, as to the extent
                                      and nature of assistance in
                                      transitioning the management of
                                      ISS/AP including educating
                                      senior managers and supporting
                                      the transition.  In addition,
                                      Lucynski will assist in the
                                      claims management process in an
                                      effort to maximize future claim
                                      recoveries.

                            The bonus portion of the compensation will be paid at the end of each quarter. The amount of bonus will be determined by agreement of Mo Boukelif, Gary Mangus and Brad Wiggins (or their successors) and concurrence by the CEO of CompuDyne.

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Responsibilities:           1) Assist in sales and marketing, bringing
                             senior managers along in terms of
                             developing relationships with key
                             customers, architects and consultants.
                             2) Assist directly in the process of
                             maximizing claims received and minimizing claims paid. 3) Assist in the education of senior managers and in supporting the transition of management among the employees of ISS and AP.

Title:                      Director of Special Projects

Non-compete:                Three year non-compete agreement at the
                            end of this arrangement, extending to all markets that CompuDyne is in, anywhere in the U.S.

Other: This arrangement supercedes and replaces any other agreements or rights Lucynski may have.

                            Lucynski will have full employee benefits, as if he were a full time employee of CompuDyne, for the full two years of the arrangement with the following exceptions: 1) When Lucynski drops below 33 hours per week of work, at the end of nine months, he can no longer be in the Company's health plan and he will need to elect COBRA coverage, the Company agrees to pay the COBRA premium less the normal employee group health contribution through the end of his two year arrangement; 2) When Lucynski drops below 33 hours per week of work he will no longer be eligible to make contributions to the Company's 401-K plan. If CompuDyne wishes Lucynski to work more than the hours called for in this agreement, he will be advised of the request, for the coming month, by the 15th of the previous month. If such request(s) result in Lucynski being a 33 hour or higher employee for longer than is currently anticipated in this agreement, then in those consecutive subsequent 33 hour months Lucynski will continue to receive normal health benefits rather than being shifted to company supported COBRA and may continue to contribute to the 401K plan. Full employee benefits specifically include, among others: 1) company car allowance at January, 2005 rate; 2) short term and long term disability; 3) life insurance; 4) employee stock purchase plan; 5)dental.

                            Vacation and other accruals will be based on targeted hours (e.g. "up to" hours, whether or not requested to be worked). Vacation accrued and unused at the end of this agreement will be paid at the $283,237 salary rate.

                            Any unvested options at the end of the
                            arrangement period will be fully vested.

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                            If CompuDyne elects to terminate
                            Lucynski's activities with the company,
                            other than for cause, death or
                            disability, then Lucynski will receive
                            100% of the compensation provided for in this arrangement over the original term of this arrangement.

Approval:                   This arrangement has been approved by the
                            CompuDyne Compensation Committee.

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